Exhibit 10.2
VACASA LLC
CHANGE IN CONTROL AND RETENTION AGREEMENT
This Change in Control and Retention Agreement (the “Agreement”) is made between Vacasa LLC (the “Company”) and Robert Greyber (the “Executive”), effective as of September 6, 2022 (the “Effective Date”).
This Agreement provides certain protections to the Executive in connection with a change in control of the Company or in connection with the involuntary termination of the Executive’s employment under the circumstances described in this Agreement.
The Company and the Executive agree as follows:
1.Term of Agreement. This Agreement will continue indefinitely until terminated by written consent of the parties hereto. Notwithstanding the previous sentence, if Executive becomes entitled to benefits pursuant to Section 3 of this Agreement, the Agreement will terminate when all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.
3.Severance Benefits.
(a)Qualifying Termination. On a Qualifying Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:
(i)Cash Severance. A single, lump sum payment equal to the sum of (A) twelve (12) months of the Executive’s Salary (as defined below), (B) the Executive’s target annual bonus for the year in which the Qualifying Termination occurs, (C) the Executive’s pro-rated target annual bonus for the year in which the Qualifying Termination occurs, determined by multiplying the Executive’s target annual bonus for such year by a fraction, the numerator of which equals the number of days Executive was employed by the Company during the calendar year in which the termination occurs, and the denominator of which equals three hundred and sixty-five (365), and (D) any earned but unpaid annual bonus for the year before the year in which the Qualifying Termination occurs, in each case, less applicable withholdings.
(ii)COBRA Reimbursement. Subject to Section 3(e), the Company will reimburse the Executive for the cost of coverage under COBRA (as defined below) for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), until the earliest of (A) a period of twelve (12) months from the date of the Executive’s termination of employment, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.
(b)Qualifying CIC Termination. On a Qualifying CIC Termination (as defined below), the Executive will be eligible to receive the following payments and benefits from the Company:
(iii)Cash Severance and COBRA Reimbursements. The payments and benefits set forth under Sections 3(a)(i) and 3(a)(ii) above.
(iv)Equity Awards. The Executive will receive vesting acceleration (and exercisability, as applicable) as to 100% of those Vacasa, Inc. equity awards (“Awards”) that, on the date of the Qualifying CIC Termination, are then outstanding and unvested that vest solely based on continued

service over time (including for this purpose the portion of any Award with performance-based vesting conditions that vests solely based on continued service over time). In the case of an Award subject to performance-based vesting conditions, unless otherwise specified in the applicable Award agreement governing such Award, the Board shall determine in its sole discretion whether the portion of such Award that is subject to unmet performance-based vesting conditions shall remain eligible to vest and the terms and conditions to which such vesting is subject. For the avoidance of doubt, in the event of the Executive’s Qualifying Pre-CIC Termination (as defined below), any unvested portion of the Executive’s then-outstanding Awards will remain outstanding until the earlier of (x) three (3) months following the Qualifying Termination or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre-CIC Termination can be provided if a Change in Control occurs within three (3) months following the Qualifying Termination (provided that in no event will the Executive’s Awards remain outstanding beyond the Award’s maximum term to expiration). If no Change in Control occurs within three (3) months following a Qualifying Termination, any unvested portion of the Executive’s Awards will automatically and permanently be forfeited on the third (3rd) month following the date of the Qualifying Termination without having vested.
(c)Death/Disability CIC Termination. On a Death/Disability CIC Termination (as defined below), the Executive will be eligible to receive the benefits set forth under Section 3(b)(ii) above to the same extent as if the Death/Disability CIC Termination were a Qualifying CIC Termination.
(d)Other Terminations. If the termination of the Executive’s employment with the Company Group is not a Qualifying Termination or a Death/Disability CIC Termination, then the Executive will not be entitled to receive severance or other benefits.
(a)Conditions to Receipt of COBRA Coverage. The reimbursement of Executive’s COBRA Coverage under Section 3(a)(ii) above is subject to the Executive electing COBRA continuation coverage within the time period prescribed pursuant to COBRA for the Executive and the Executive’s eligible dependents, if any. If the Company determines in its sole discretion that it cannot reimburse the COBRA Coverage without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of any COBRA Coverage, the Company will provide to the Executive a taxable monthly payment payable on the last day of a given month (except as provided by the immediately following sentence), in an amount equal to the monthly COBRA premium that the Executive would be required to pay to continue his or her group health coverage in effect on the date of his or her Qualifying Termination (which amount will be based on the premium rates applicable for the first month of COBRA Coverage for the Executive and any of eligible dependents of the Executive) (each, a “COBRA Replacement Payment”), which COBRA Replacement Payments will be made regardless of whether the Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which the Executive obtains other employment or (y) the date the Company has paid an amount totaling the number of COBRA Replacement Payments equal to the number of months in the applicable COBRA Coverage period. For the avoidance of doubt, the COBRA Replacement Payments may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to any applicable withholdings. Notwithstanding anything to the contrary under this Agreement, if the Company determines in its sole discretion at any time that it cannot provide the COBRA Replacement Payments without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Executive will not receive the COBRA Replacement Payments or any reimbursement for further COBRA Coverage.
(b)Non-Duplication of Payment or Benefits. For purposes of clarity, in the event of a Qualifying Pre-CIC Termination, any severance payments and benefits to be provided to the Executive under Section 3(b) will be reduced by any amounts that already were provided to the Executive under Section 3(a). Notwithstanding any provision of this Agreement to the contrary, if the Executive is entitled to any cash severance, continued health coverage benefits, or vesting acceleration of any Awards (other than under this Agreement) by operation of applicable law or under a plan, policy, contract, or arrangement sponsored by or to which any member of the Company Group is a party (“Other Benefits”), then the corresponding severance payments and benefits under this Agreement will be reduced by the amount of Other Benefits paid or provided to the Executive.

(c)Death of the Executive. In the event of the Executive’s death before all payments or benefits the Executive is entitled to receive under this Agreement have been provided, the unpaid amounts will be provided to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a single lump sum as soon as possible following the Executive’s death.
(e)Transfer Between Members of the Company Group. For purposes of this Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, the transfer will not be a termination without Cause.
(f)Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of this Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, or in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.
4.Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.
5.Conditions to Receipt of Severance Benefits.
(g)Release of Claims. The Executive’s receipt of any severance payments or benefits under Section 3 upon the Executive’s Qualifying Termination or Death/Disability CIC Termination is subject to the Executive (or the Executive’s estate’s) signing and not revoking a release agreement substantially in the form attached hereto as Exhibit A (the “Release” and that requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualifying Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 3.
(h)Payment Timing. Any lump sum severance or additional payments under Sections 3(a)(i) and 3(a)(ii) will be provided on the first regularly scheduled payroll date of the Company following the date the Release becomes effective and irrevocable (the “Severance Start Date”), subject to any delay required by Section 5(d) below. Any taxable installments of any COBRA-related severance benefits that otherwise would have been made to the Executive on or before the Severance Start Date will be paid on the Severance Start Date, and any remaining installments thereafter will be provided as specified in the Agreement.
(i)Return of Company Property. The Executive’s receipt of any severance payments or benefits under Section 3 upon the Executive’s Qualifying Termination or Death/Disability CIC Termination (other than due to the Executive’s death) is subject to the Executive returning all documents and other property provided to the Executive by any member of the Company Group (with the exception of a copy of the Company employee handbook, the Executive’s address book and personnel documents specifically relating to the Executive), developed or obtained by the Executive in connection with his or her employment with the Company Group, or otherwise belonging to the Company Group.
(j)Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any formal guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of

Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. To the extent necessary to comply with Section 409A, references to the termination of Executive’s employment or similar terms will be considered references to the Executive’s separation from service within the meaning of Section 409A. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group have any responsibility, liability or obligation to reimburse, indemnify, or hold harmless the Executive for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.
(k)Resignation of Officer and Director Positions. The Executive’s receipt of any severance payments or benefits under Section 3 upon the Executive’s Qualifying Termination or Death/Disability CIC Termination (other than due to the Executive’s death) is subject to the Executive’s compliance with the requirements of Section 10.
6.Limitation on Payments.
(l)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions in this Agreement or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of the Payment or (y) a lesser amount that would result in no portion of the Payment being subject to the Excise Tax, whichever of those amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: (A) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (B) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Section 280G of the Code in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (C) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (D) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payment reductions. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under this Agreement, and the Company Group will have no responsibility, liability or obligation to reimburse, indemnify, or hold harmless the Executive for any of those payments of personal tax liability.
(m)Determination of Excise Tax Liability. The Company will select a professional services firm (the “Firm”) that is reasonably acceptable to the Executive to make all determinations required under this Section 6, which determinations will be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm reasonably may request in order to make determinations under this Section 6. The Company will bear the costs and make all payments for the Firm’s services in connection with any calculations contemplated by this Section 6. The Company will have no liability to the Executive for the determinations of the Firm.
7.Definitions. The following terms referred to in this Agreement will have the following meanings:
(n)“Board” means the Board of Directors of Vacasa, Inc.
(o)“Cause” means the occurrence of any of the following: (a) the Executive’s engaging in illegal or gross misconduct that is materially injurious to the Company (or its successor); (b) the Executive being convicted of, or the Executive’s plea of no contest to, a felony involving moral turpitude; (c) the Executive’s engaging in fraud, misappropriation, embezzlement or other dishonesty with respect to the Company (or its successor or affiliate, as applicable) other than in good faith expense accounting disputes; or (d) the Executive’s willful and material breach of any of the Executive’s obligations under any written agreement with the Company (or its successor or affiliate, as applicable). Any termination for “Cause” will require Board approval, and the Executive will be given the opportunity to appear in person before the entire Board in order to explain the Executive’s position on the allegations or claims that constitute “Cause”. The Board (excluding the Executive if the Executive is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding Cause; provided that any determination regarding whether “Cause” exists shall be subject to de novo review by the arbitrator pursuant to Section 11(f).
(p)“Change in Control” has the meaning set forth in the Company’s 2021 Incentive Award Plan.
Notwithstanding the foregoing, to the extent any of the amounts due hereunder constitute nonqualified deferred compensation subject to Section 409A, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(q)“Change in Control Period” means the period beginning three (3) months prior to a Change in Control and ending on the date following a Change in Control on which all Awards that are held by the Executive immediately prior to the Change in Control and that remain outstanding and held by him after the Change in Control and vest based on continued service to the Company over time have become fully vested.
(r)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(s)“Code” means the Internal Revenue Code of 1986, as amended.
(t)“Company Group” means the Company and its subsidiaries.
(u)“Confidentiality Agreement” means the At-Will Employment, Confidential Information, Non-Competition, Non-Solicitation and Invention Assignment Agreement between the Executive and the Company.

(v)“Death/Disability CIC Termination” means a termination of the Executive’s employment with the Company due to the Executive’s death or Disability that occurs during the Change in Control Period.
(w)“Disability” means a total and permanent disability as defined in Section 22(e)(3) of the Code.
(x)“Good Reason” means the Executive’s resignation from employment with the Company Group within ninety (90) days following the cure period (discussed below) of the Company (or its successor or affiliate, as applicable) in connection with any of the following events without the Executive’s written consent: (a) a material reduction in the Executive’s annual base salary or target bonus; (b) a material reduction in the Executive’s title, authority, duties or responsibilities; provided that a reduction in title, authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute a material reduction under this clause (b); (c) a change by more than sixty (60) miles in the geographic location of the Executive’s principal place of work and (d) any material breach of the terms of this Agreement. The Executive will not resign for Good Reason without first providing the Company (or its successor or affiliate, as applicable) with written notice within ninety (90) days following the initial existence of the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice, during which such grounds have not been cured. Notwithstanding the foregoing, if the Company requires that Executive’s position be primarily located in Portland, Oregon, or that Executive travel to the Company’s Portland, Oregon offices on a weekly or biweekly basis in the performance of Executive’s duties, such requirements shall not constitute “Good Reason” hereunder.
(y) “Qualifying Termination” means a termination of the Executive’s employment either (i) by a Company Group member without Cause (excluding by reason of the Executive’s death or Disability) or (ii) by the Executive for Good Reason, in either case, during the Change in Control Period (a “Qualifying CIC Termination”) or outside of the Change in Control Period.
(z)“Qualifying Pre-CIC Termination” means a Qualifying CIC Termination that occurs prior to the date of the Change in Control.
(aa)“Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualifying Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to the reduction) or, if the Executive’s Qualifying Termination is a Qualifying CIC Termination and the amount is greater, at the level in effect immediately prior to the Change in Control.
8.Successors. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of the Executive upon the Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of the Executive’s right to compensation or other benefits will be null and void.
9.Notice.
(ab)General. All notices and other communications required or permitted under this Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) upon transmission by email, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier, or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the

Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
Vacasa LLC
850 NW 13th Avenue
Portland, OR 97209
Attention: Chief Legal Officer
Email: lisa.jurinka@vacasa.com
(ac)Notice of Termination. Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 9(a) of this Agreement. The notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of the notice or, in the case of a Qualifying Termination relating to a Good Reason resignation by the Executive, ninety (90) days after the end of any applicable cure period).
10.Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect the resignations.
11.Miscellaneous Provisions.
(ad)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any payment be reduced by any earnings that the Executive may receive from any other source except as specified in Section 3(e).
(ae)Waiver; Amendment. With the exception of any modifications pursuant to Section 5(d), no provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(af)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(ag)Entire Agreement. This Agreement, together with the agreements evidencing the Executive’s new hire restricted stock unit and performance stock unit Awards, and the Executive’s employment offer letter, Confidentiality Agreement and Dispute Resolution Agreement with the Company, constitute the entire agreement of the parties and supersede in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any term sheet.
(ah)Choice of Law. This Agreement will be governed by the laws of the State of Washington without regard to Washington’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than Washington. To the extent that any lawsuit is permitted under this Agreement, The Executive hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in Washington for any lawsuit filed against the Executive by the Company.

(ai)Arbitration. The Executive and the Company agree that if any dispute, controversy or claim should arise between the Executive and the Company (including claims against its employees, officers, board members, equity holders, agents, successors and assigns) relating or pertaining to or arising out of this Agreement, the dispute will be submitted to binding arbitration before a neutral arbitrator conducted in accordance with the dispute resolution agreement signed by the Executive and Company. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both the Executive and the Company waive their respective rights to a court or jury trial. The Executive and the Company understand that the arbitrator’s decision will be final and exclusive and cannot be appealed. This subsection 11(f) shall survive termination of this Agreement.
(aj)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
(ak)Withholding. All payments and benefits under this Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local, and/or foreign taxes required to be withheld from the payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under this Agreement.
(al)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY        VACASA LLC
            By: /s/ Lisa Jurinka
Name: Lisa Jurinka
Title: Chief Legal Officer and Secretary
Date: 06-Sep-2022

EXECUTIVE        /s/ Robert Greyber
Robert Greyber
Date: 06-Sep-2022